EXHIBIT 10.2

                  NARRATIVE SUMMARY OF BOARD ACTION ESTABLISHING
                  ----------------------------------------------
                         CASH BONUS PLAN FOR FISCAL 2007
                         -------------------------------

On August 15, 2006, the Board of Directors of American Consumers, Inc. (the "Company"), acting upon the recommendation of the Board's Compensation Committee, established the Cash Bonus Plan applicable to the Company's executive officers with respect to Company performance during the fiscal year ending in May 2007. During fiscal 2007, the Company's executive officers will be eligible to receive a discretionary cash bonus equal to a fixed percentage of the Company's net income before taxes for such year.

Such action included establishment of the following potential bonus percentages for those executive officers who serve as directors of the Company (Mr. Richardson also qualifies as a "named executive officer" pursuant to Item 402(a)(3) of Securities and Exchange Commission Regulation S-K):


             NAME:                        TITLE:                      POTENTIAL BONUS AS A
             ----                         -----                  PERCENTAGE OF PRE-TAX INCOME:
                                                                 ------------------------------
     Michael A. Richardson  Chairman of the Board, President                   6%
                            and Chief Executive Officer

     Paul R. Cook           Executive Vice President, Treasurer                4%
                            and Chief Financial Officer

     Virgil E. Bishop       Vice President                                     3%

These potential bonus percentages remained unchanged from fiscal year 2006 levels. The amount of any bonus ultimately paid will be determined in the discretion of the Compensation Committee. No bonuses were paid for fiscal 2006 due to the Company's net loss for the year.